                                       -1-

                    ADDITIONAL EARNINGS PER SHARE INFORMATION

                      Kelly Services, Inc. and Subsidiaries



Details of the common shares used to compute earnings per share are as follows in thousands except per share items:

                                     13 Weeks Ended            26 Weeks Ended
                                 ---------------------     ---------------------
                                 June 28,    June 29,      June 28,     June 29,
                                   1998        1997          1998         1997
                                 --------    --------      --------     --------
Weighted average shares
  outstanding                     38,238      38,078         38,207      38,069

Adjustment for dilutive shares
  from stock options under the
  treasury stock method
    Shares assumed issued          1,560         460          1,285         467

    Less - Shares assumed
      repurchased                 (1,301)       (407)        (1,043)       (422)
                                 --------    --------       --------    --------

      Additional shares assumed
        outstanding                  259          53            242          45
                                 --------    --------       --------     -------

Applicable shares as adjusted     38,497      38,131         38,449      38,114
                                 ========    ========       ========    ========


Net earnings                     $20,623     $19,443        $35,687     $33,671
                                 ========    ========       ========    ========

Diluted earnings per common
  share                             $.54        $.51           $.93        $.88
                                    ====        ====           ====        ====




This calculation is submitted in accordance with Regulation
  S-K item 601(b)(11).




